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                                                                     Exhibit 8.3

                                 ALSTON&BIRD LLP

                               One Atlantic Center
                           1201 West Peachtree Street
                           Atlanta, Georgia 30309-3424

                                  404-881-7000
                                Fax: 404-881-4777
                                 www.alston.com

                               FORM OF TAX OPINION

                                _______ __, 1999

VerticalOne Corporation
Two Concourse Parkway
Suite 700
Atlanta, Georgia 30328

Security First Technologies Corporation
3390 Peachtree Road, NE
Suite 1700
Atlanta, Georgia 30326

      Re: Proposed Merger Involving Security First Technologies Corporation and VerticalOne Corporation

Ladies and Gentlemen:

      We have served as special counsel to VerticalOne Corporation, a corporation organized under the laws of the state of Delaware ("VerticalOne") in connection with the reorganization involving Security First Technologies Corporation, a corporation organized under the laws of the State of Delaware ("S1"), VerticalOne, and VerticalOne Acquisition Corporation, a corporation organized under the laws of the State of Delaware and a wholly owned subsidiary of S1 ("Merger Sub"), pursuant to the Agreement and Plan of Merger by and among S1, Merger Sub and VerticalOne, dated as of September 23, 1999 (the "Agreement"), which sets forth the terms and conditions of the acquisition of VerticalOne by S1 pursuant to the merger of Merger Sub with and into VerticalOne (the "Merger"). In our capacity as special counsel to VerticalOne, our opinion has been requested with respect to certain of the federal income tax consequences of the Merger.

      Pursuant to the Merger, and as more fully described in the Agreement, at the Effective Time, each share of VerticalOne Common Stock and VerticalOne Preferred
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VerticalOne Corporation
Security First Technologies Corporation
_______ __, 1999
Page 2


Stock ("VerticalOne Stock") issued and outstanding at the Effective Time shall be converted into a certain number of shares of S1 Common Stock. To ensure funding for indemnification obligations of VerticalOne for breaches of certain representations and warranties, 4.85 percent of the S1 Common Stock to be issued in the Merger shall be placed in escrow (the "Escrow Shares").

      Contemporaneous with the execution of the Agreement, S1 and VerticalOne entered a Stock Purchase Agreement, pursuant to which S1 agreed to purchase $15,000,000 of a newly designated series of preferred stock of VerticalOne. This purchase took place on September 24, 1999. In addition, contemporaneous with the execution of the Agreement, S1 and VerticalOne entered into a Strategic Marketing Agreement pursuant to which S1 agreed to market to its customers certain products and services of VerticalOne, and a related Warrant Agreement, pursuant to which VerticalOne granted to S1 a warrant to purchase up to 1,000,000 shares of common stock of VerticalOne. Under Rev. Rul. 72-522, 1972-2 C.B. 215, the transactions that take place pursuant to the Stock Purchase Agreement, the Strategic Marketing Agreement and the related Warrant Agreement are separate from the exchange of stock that will take place pursuant to the Merger.

      In rendering the opinions expressed herein, we have examined such documents as we deemed appropriate, including the Agreement and the Registration Statement on Form S-4, filed as of October __, 1999, with the Securities and Exchange Commission under the Securities Act of 1933, including the Proxy Statement/Prospectus for a special meeting of stockholders of VerticalOne (the "Registration Statement"). In addition, we have assumed that the Agreement and the Registration Statement accurately and completely describe the Merger and that the Merger will be consummated in accordance with the Agreement and the Registration Statement.

      In rendering the opinions expressed herein, we have relied, with the consent of S1 and VerticalOne, upon the accuracy and completeness of the factual statements and factual representations (which factual statements and factual representations we have neither investigated nor verified) contained in the certificates of S1 and VerticalOne to us, dated as of the date hereof, respectively (together, the "Certificates"), which we have assumed are correct, complete and accurate as of the date hereof and will be correct, complete and accurate as of the Effective Time. All terms used herein without definition shall have the respective meanings specified in the Agreement, and unless otherwise specified, all section references herein are to the Internal Revenue Code of 1986, as amended (the "Code").

      Based on the foregoing, we are of the opinion that, under presently applicable federal income tax law:
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VerticalOne Corporation
Security First Technologies Corporation
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      (1) The Merger will constitute a reorganization within the meaning of
Section 368(a) of the Code, and each of S1, VerticalOne and Merger Sub will be a party to the reorganization within the meaning of Section 368(b) of the Code.

      (2) No gain or loss will be recognized by holders of VerticalOne Stock upon the exchange in the Merger of all of their shares of VerticalOne Stock solely for shares of S1 Common Stock plus cash in lieu of fractional shares (except to the extent of gain recognized with respect to the receipt of cash in lieu of fractional shares).

      (3) The aggregate tax basis of the S1 Common Stock received by holders of VerticalOne Stock who exchange all of their shares of VerticalOne Stock solely for S1 Common Stock plus cash in lieu of fractional shares in the Merger will be the same as the aggregate tax basis of the VerticalOne Stock surrendered in exchange therefor, as decreased by the tax basis allocated to any fractional share interest exchanged for cash.

      (4) The holding period of the S1 Common Stock received by holders who exchange their VerticalOne Stock for S1 Common Stock in the Merger will include the holding period of the VerticalOne Stock surrendered in exchange therefor, provided that such VerticalOne Stock is held as a capital asset at the Effective Time.

      (5) The payment of cash to holders of VerticalOne Stock in lieu of fractional share interests of S1 will be treated for federal income tax purposes as if the fractional shares were distributed as part of the exchange and then were redeemed by S1. These cash payments will be treated as having been received as distributions in full payment in exchange for the S1 Common Stock redeemed, as provided in Section 302(a) of the Code.

      (6) Where solely cash is received by a holder of VerticalOne Stock in exchange for VerticalOne Stock pursuant to the exercise of dissenters' rights, such cash will be treated as having been received in redemption of such holder's VerticalOne Stock, subject to the provisions and limitations of Section 302 of the Code.

      (7) Neither S1 nor VerticalOne will recognize any gain or loss as a result of the Merger.

      (8) S1's basis in the VerticalOne Stock acquired in the Merger will equal the aggregate basis of such shares in the hands of the exchanging VerticalOne stockholders immediately before the Merger.

      Notwithstanding the foregoing, if the shares of stock placed in escrow are used to satisfy an indemnification obligation, such application of the escrowed shares could result in gain or loss to the shareholders otherwise entitled to receive such shares. The opinions expressed herein are based upon existing statutory, regulatory, and judicial authority, any of which may be changed at any time with retroactive effect. The federal income tax consequences described herein may not apply to certain stockholders of VerticalOne with


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VerticalOne Corporation
Security First Technologies Corporation
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special situations, including, without limitation, stockholders who hold their
VerticalOne Stock other than as a capital asset, who received their VerticalOne Stock upon the exercise of employee stock options or otherwise as compensation, who hold their VerticalOne Stock as part of a "straddle" or "conversion transaction" for federal income tax purposes, or are foreign persons, insurance companies, or securities dealers.

      In addition, our opinions are based solely on the documents that we have examined and the factual statements and factual representations set out in the Certificates which we have assumed are true on the date hereof and will be true at the Effective Time. Our opinions cannot be relied upon if any of the facts pertinent to the federal income tax treatment of the Merger stated in the Agreements or any of the factual statements or factual representations set out in the Certificates is, or becomes inaccurate in any material respect.

      Our opinions are limited to the tax matters specifically covered thereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the Merger, including for example any issues related to intercompany transactions, changes in accounting methods resulting from the Merger, the conversion of options, or the consequences of the Merger under state, local or foreign law.

      These opinions are provided by Alston & Bird LLP solely for the benefit and use of S1, VerticalOne and the stockholders of VerticalOne. No other party or person is entitled to rely on the opinions.

                                    Very truly yours,

                                    ALSTON & BIRD LLP

                                    By:________________________